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                                                                    EXHIBIT 99.1

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For Immediate Release

CONTACTS:

Atria Software, Inc.                             Pure Software Inc.
Elliot Katzman, CFO (617) 676-2430               Chuck Bay, CFO (408) 720-1600
Kirsten Armstrong, Public Relations              Toni Sottak, Investor Relations
     (617) 676-2551                                      (408) 524-3651


ATRIA SOFTWARE AND PURE SOFTWARE TO MERGE


Merger of Equals Creates Comprehensive Solution for Software Development

     Lexington, MA, and Sunnyvale, CA, June 6, 1996 -- Atria Software, Inc. (NASDAQ: ATSW) and Pure Software Inc. (NASDAQ: PRSW) jointly announced today a definitive merger agreement to create a worldwide company providing a comprehensive solution for managing software development and quality.

     The combined company, to be called Pure Atria Corporation, will offer an integrated set of best-in-class products to enable Windows and UNIX development teams to meet the challenges of complex software development. The agreement, which was unanimously approved by the board of directors of each company, will create a combined company with a current market value in excess of $1.7 billion.

     Pure Atria Corporation combines two successful and rapidly growing companies that share a common vision of dramatically improved software quality and developer productivity around the world. Atria's Software Configuration Management (SCM) products combined with Pure Software's Automated Software Quality (ASQ) products, provide software development organizations with a complete set of tools for software configuration management, defect tracking, error detection, load testing, and test management.

     Reed Hastings, currently President and CEO of Pure Software, will be President and CEO of Pure Atria, and Paul H. Levine, currently President and CEO of Atria Software, will be Chairman of the Board of Directors of the new corporation.

     "This is a merger of stars," said Reed Hastings. "Customers can depend upon us as one company to more tightly integrate our products for a complete solution to the software quality and management challenge. As software becomes more pervasive and complex, the need for software quality and team productivity increase dramatically. By
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combining Pure and Atria now, we're positioned to become a strategic supplier to organizations who need to meet these challenges."

     "We're excited to join forces with Pure Software," said Paul H. Levine. "We share a commitment to improve the process of creating and maintaining software. In the past, we've worked closely with Pure to provide our joint customers with solutions for managing the software development process. Now, as one company, we can offer an integrated product line that not only enables customers to get to market faster, but provides a more effective and repeatable development process."

     Atria Software and Pure Software have industry-leading product lines that are highly complementary, overlapping in only one area, defect tracking software. Pure Atria Corporation will offer PureDDTS as its defect tracking product and migrate existing ClearTrack customers to PureDDTS on completion of the merger. Portions of the ClearTrack technology will be incorporated into future versions of PureDDTS.

Terms of the Agreement

     Under the terms of the merger agreement, shares of Pure Software common stock will be exchanged for all outstanding shares and options of Atria Software on the basis of 1.544615 shares of Pure Software for each share of Atria Software. This exchange ratio reflects the recent trading values of each corporation's shares. The transaction will be accounted for as a pooling of interests and is structured to qualify as a tax-free reorganization. The company expects to recognize a one-time charge related to certain merger costs and related expenses in the third quarter.

     The board members and key management of each company have agreed to vote their shares in favor of the merger. Furthermore, each company, Atria Software and Pure Software, has granted the other party an option to purchase newly-issued shares equal to approximately 15 percent of the currently outstanding stock exerciseable upon certain events. Completion of the transaction is subject to customary conditions, including approval by the stockholders of Atria Software and Pure Software, no event with a material adverse effect with respect to the other party or a material shortfall in earnings of the other party for the current fiscal quarter. The merger is expected to close in the third quarter of 1996.

The Combined Company

     Pure Atria Corporation will employ nearly 600 people and has sold over 100,000 software licenses to more than 4,000 customers worldwide. The company will be headquartered in Sunnyvale, California. The Board of Directors of the combined company will consist of three of the current Atria Software directors, including Mr. Levine, and three of the current Pure Software directors, including Mr. Hastings.

About Atria Software
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     Founded in 1990, Atria Software, Inc. develops, markets and supports software and services that facilitate the management of complex software development, enhancement and maintenance. Professional software engineering teams at more than 760 customers worldwide use Atria's products to control the software development process, simplify maintenance, improve software quality and
shorten time-to-market.   Atria products are available for a wide range of
Windows and UNIX systems. Based in Lexington, MA, Atria Software has approximately 250 employees. The company reported revenue of $40 million for 1995, a 100 percent increase over 1994 revenue.

About Pure Software

     Founded in 1991, Pure Software, with more than 4,000 corporate customers, is the world leader in Automated Software Quality (ASQ) tools that improve the reliability, scalability and performance of Windows, UNIX and Web applications. Pure Software is the only ASQ company that addresses the entire software life cycle of development, testing and deployment. Based in Sunnyvale, California, Pure Software posted revenues of $44 million for 1995, a 100 percent increase over 1994 revenues. Pure Software currently employs approximately 300 people.

     Atria and Atria Software are registered trademarks of Atria Software. ClearTrack is a trademark of Atria Software. Pure Software is a registered trademark of Pure Software. PureDDTS is a trademark of Pure Software. All other products mentioned are trademarks or registered trademarks of their respective companies.

Note:  Internet users can contact Atria via e-mail at info@atria.com, or visit
Atria's World-Wide Web site at http://www.atria.com.   More information on Pure
Software is available on the Internet at: www.pure.com or at info@pure.com.


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